Exhibit 99.1

The J. M. Smucker Company Announces Fiscal 2016 Third Quarter Results

ORRVILLE, Ohio, Feb. 23, 2016 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2016, of its 2016 fiscal year. All comparisons are to the third quarter of the prior fiscal year, unless otherwise noted.

EXECUTIVE SUMMARY

  Net sales increased $533.9 million, or 37 percent, reflecting the contribution of Big Heart Pet Brands ("Big Heart"), acquired in fiscal 2015.
  Net income per diluted share was $1.55, a decrease of 2 percent, as the benefit from Big Heart operations and the gain on the U.S. canned milk divestiture were offset by merger and integration costs, higher interest expense, and the impact of additional shares outstanding.
  Non-GAAP income per diluted share was $1.76, an increase of 14 percent.  Adjusted non-GAAP income per diluted share, which excludes amortization, was $2.05, an increase of 21 percent.  Both measures include a $0.14 per share gain on the U.S. canned milk divestiture.
  Free cash flow was $498.9 million, an increase of 32 percent.
  The Company updated its fiscal 2016 earnings outlook to account for the gain on the U.S. canned milk divestiture, with non-GAAP income per diluted share expected to range from $5.84 to $5.94 and its adjusted non-GAAP income per diluted share expected to range from $6.99 to $7.09.

CHIEF EXECUTIVE OFFICER REMARKS

"We delivered another quarter of solid financial results which, most notably, was attributable to the ongoing momentum for our coffee business," said Richard Smucker, Chief Executive Officer. "Our overall performance continues to reflect contributions from our key growth initiatives for the fiscal year. These include launching a number of on-trend products such as Dunkin' Donuts® K-Cup® pods, providing consumers lower pricing on Folgers® roast and ground offerings, expanding distribution for the Natural Balance® brand into the largest pet specialty retailer, and delivering on our cost savings and working capital initiatives. In addition, we are now just a week away from a key integration milestone related to the Big Heart Pet Brands acquisition, and all activities remain on track. As we move ahead, our teams remain focused on executing our long-term strategy to deliver continued growth."

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended January 31,
			% Increase
	2016	2015	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$ 1,973.9	$ 1,440.0	37%

Operating income	$ 318.3	$ 255.1	25%
Non-GAAP operating income	356.1	248.0	44%

Net income per common share - assuming dilution	$ 1.55	$ 1.58	(2%)
Non-GAAP income per common share - assuming dilution	1.76	1.54	14%
Adjusted non-GAAP income per common share - assuming dilution	2.05	1.70	21%

Weighted-average shares outstanding - assuming dilution	119.7	101.8	18%

Results for the period ended January 31, 2016, include the operations of Big Heart, which was acquired after the comparable prior year period, and the impact of the U.S. canned milk divestiture, which closed on December 31, 2015.  Adjusted non-GAAP income per diluted share excludes the noncash impact of amortization.

Net sales increased reflecting the contribution of $580.3 million from Big Heart. Excluding Big Heart, the impact from foreign currency exchange, and the impact of the U.S. canned milk divestiture, net sales declined $17.9 million, or 1 percent. Net price realization was 2 percentage points lower, reflecting lower net pricing on coffee. Favorable volume/mix contributed 1 percentage point to net sales, as the contribution from Dunkin' Donuts® K-Cup® pods and Smucker's® Uncrustables® frozen sandwiches was mostly offset by declines in several other brands, notably Folgers® and Jif®.

Gross profit increased $240.9 million, or 46 percent, primarily due to the addition of Big Heart. Excluding Big Heart, gross profit was higher, driven by Dunkin' Donuts® K-Cup® pods. The impact of lower net pricing was more than offset by a reduction in commodity costs, primarily attributed to green coffee.

Selling, distribution, and administrative expenses increased $143.8 million, or 61 percent, primarily driven by the addition of Big Heart and a combined 31 percent increase in marketing expense within the U.S. Retail Consumer Foods and Coffee segments. Amortization expense also increased, driven by the Big Heart acquisition.

Operating income increased $63.2 million, or 25 percent, reflecting the addition of Big Heart and the gain on the U.S. canned milk divestiture, partially offset by an increase in merger and integration costs.

On a non-GAAP basis, gross profit increased $250.3 million, or 49 percent, and operating income increased $108.1 million, or 44 percent.

Net interest expense increased $26.8 million, due to the impact of acquisition-related debt issued in the fourth quarter of 2015. Income taxes increased $12.5 million due to an increase in income before income taxes and a slightly higher effective tax rate. The quarterly effective tax rate increased from 32.5 percent to 32.7 percent.

For the quarter, cash provided by operating activities was $542.3 million, compared to $427.7 million in the prior year. The change in operating cash flow was primarily attributed to an increase in net income adjusted for noncash items, notably depreciation and amortization, and a decrease in working capital, driven by the timing of certain accrued liabilities. These items were partially offset by the benefit of a $53.5 million interest rate swap settlement in the prior year.

FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2016 guidance as provided below:

	Current	Previous*
Net sales	$7.8 billion	$7.9 billion
Non-GAAP income per common share - assuming dilution	$5.84 - $5.94	$5.70 - $5.80
Adjusted non-GAAP income per common share - assuming dilution	$6.99 - $7.09	$6.85 - $6.95
Free cash flow	$975 million	$925 million
Capital expenditures	$240 million	$220 million

*As of November 19, 2015

Net sales are expected to increase approximately 37 percent over 2015 reflecting a full-year contribution from Big Heart. Included in the earnings guidance range is $35 million of synergies related to the Big Heart acquisition with approximately $15 million expected to be realized in the fourth quarter of the fiscal year. The full-year synergy estimate of $35 million is an increase over the previous guidance of $25 million. The revised earnings guidance reflects the $0.14 per share gain on the U.S. canned milk divestiture, but excludes an estimated noncash deferred tax benefit of approximately $50 million related to the integration of Big Heart into the Company, which is expected to be recognized in the fourth quarter of this fiscal year.

THIRD QUARTER SEGMENT RESULTS
Dollar amounts in the segment tables below are reported in millions.

U.S. Retail Coffee

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY16 Q3 Results	$575.5	$175.9	30.6%
Change vs prior year	1%	17%	430bps

Segment net sales increased $3.7 million. Favorable volume/mix contributed 5 percentage points of growth, driven by Dunkin' Donuts® K-Cup® pods and Folgers® mainstream roast and ground offerings, partially offset by declines in Folgers® K-Cup® pods. The favorable volume/mix was mostly offset by lower net price realization on Folgers® mainstream roast and ground offerings. Segment profit increased $25.4 million reflecting the contribution from Dunkin' Donuts® K-Cup® pods, favorable manufacturing overhead costs, and the net benefit of lower commodity costs and pricing. These factors were slightly offset by an increase in marketing expense.

U.S. Retail Consumer Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY16 Q3 Results	$569.8	$128.0	22.5%
Change vs prior year	(5%)	6%	240bps

Segment net sales decreased $31.0 million, partially reflecting the impact of $9.4 million of noncomparable net sales in the prior year related to the divested U.S. canned milk brands. Unfavorable volume/mix contributed 3 percentage points to the net sales decline, driven by Jif® peanut butter and Pillsbury® baking mixes and frosting, and more than offset growth in Smucker's® Uncrustables® frozen sandwiches. Net price realization was lower, reflecting double-digit price declines on the Pillsbury® brand in July 2015. Segment profit increased $7.3 million, benefiting from a $25.3 million gain on the U.S. canned milk divestiture. An increase in marketing expense combined with lower net price realization and higher manufacturing overhead costs offset much of the gain on the divestiture.

U.S. Retail Pet Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY16 Q3 Results	$570.9	$97.2	17.0%

The segment contributed net sales of $570.9 million, representing a low single-digit percent decline compared to Big Heart's results for the third quarter of the prior year, which were reported under previous ownership. The net sales decline was driven by mainstream pet food brands, notably Kibbles 'n Bits®. This offset the high single-digit growth in pet snacks and premium pet food brands, led by Milk-Bone® dog snacks and the Natural Balance® brand. Profit decreased by over $40 million from the comparable measure in the prior year. Approximately 75 percent of the decline was driven by the combination of a planned increase in marketing expense, in support of new item launches, and higher amortization expense related to the acquisition.

International and Foodservice

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY16 Q3 Results	$257.7	$43.3	16.8%
Change vs prior year	(4%)	4%	120bps

Net sales decreased $9.7 million, as an unfavorable $17.5 million impact of foreign currency exchange more than offset a $9.4 million contribution from Big Heart. Volume/mix was favorable, contributing 1 percentage point of growth to net sales, offset by lower net price realization. Segment profit increased $1.6 million, benefiting from favorable volume/mix and a decrease in selling expense. These items were mostly offset by higher costs attributed to sourcing certain products from the U.S., reflecting the impact of a weaker Canadian dollar compared to a year ago.

Conference Call
The Company will conduct an earnings conference call and webcast today, February 23, 2016, beginning at 8:30 a.m. Eastern Time. To access the webcast please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, that could cause actual results to differ materially from those expressed include: the ability to successfully integrate acquired businesses in a timely and cost-effective manner and retain key suppliers, customers, and employees; the ability to achieve synergies and cost savings related to the Big Heart acquisition in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to meet the Company's deleveraging objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the businesses, including the introduction of new products; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials and finished goods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J. M. Smucker Company
For nearly 120 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America. In consumer foods and beverages, its brands include Smucker's®, Folgers®, Jif®, Dunkin' Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick's®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles 'n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC and Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® is a trademark of Keurig Green Mountain, Inc., used with permission.

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
			% Increase			% Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,973.9	$ 1,440.0	37%	$ 6,003.6	$ 4,245.6	41%
Cost of products sold	1,210.1	917.1	32%	3,723.8	2,707.5	38%
Gross Profit	763.8	522.9	46%	2,279.8	1,538.1	48%
Gross margin	38.7%	36.3%		38.0%	36.2%

Selling, distribution, and administrative expenses	381.1	237.3	61%	1,158.5	743.1	56%
Amortization	52.2	25.2	107%	158.2	75.3	110%
Other special project costs	41.4	5.9	n/m	94.9	17.3	n/m
Other operating (income) expense - net	(29.2)	(0.6)	n/m	(31.0)	0.9	n/m
Operating Income	318.3	255.1	25%	899.2	701.5	28%
Operating margin	16.1%	17.7%		15.0%	16.5%

Interest expense - net	(43.6)	(16.8)	160%	(130.6)	(50.4)	159%
Other income (expense) - net	0.6	0.1	n/m	(0.9)	1.7	(153%)
Income Before Income Taxes	275.3	238.4	15%	767.7	652.8	18%
Income tax expense	90.0	77.5	16%	270.0	217.6	24%
Net Income	$ 185.3	$ 160.9	15%	$ 497.7	$ 435.2	14%

Net income per common share	$ 1.55	$ 1.58	(2%)	$ 4.16	$ 4.28	(3%)

Net income per common share –
assuming dilution	$ 1.55	$ 1.58	(2%)	$ 4.16	$ 4.28	(3%)

Dividends declared per common share	$ 0.67	$ 0.64	5%	$ 2.01	$ 1.92	5%

Weighted-average shares outstanding	119,682,362	101,800,825	18%	119,658,138	101,796,891	18%
Weighted-average shares outstanding –
assuming dilution	119,734,947	101,801,500	18%	119,683,493	101,801,023	18%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	January 31, 2016	April 30, 2015	January 31, 2015
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 140.5	$ 125.6	$ 111.7
Trade receivables, less allowance for doubtful accounts	503.8	430.1	373.9
Inventories	942.0	1,163.6	944.2
Other current assets	212.1	340.9	85.8
Total Current Assets	1,798.4	2,060.2	1,515.6

Property, Plant, and Equipment - Net	1,623.9	1,678.3	1,323.3

Other Noncurrent Assets:
Goodwill	5,944.9	6,011.6	3,134.9
Other intangible assets - net	6,715.0	6,950.3	2,973.9
Other noncurrent assets	199.3	182.2	141.8
Total Other Noncurrent Assets	12,859.2	13,144.1	6,250.6
Total Assets	$ 16,281.5	$ 16,882.6	$ 9,089.5

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 371.0	$ 402.8	$ 232.3
Current portion of long-term debt	-	-	24.0
Short-term borrowings	138.0	226.0	264.0
Other current liabilities	497.0	393.8	189.8
Total Current Liabilities	1,006.0	1,022.6	710.1

Noncurrent Liabilities:
Long-term debt	5,146.3	5,944.9	1,885.7
Other noncurrent liabilities	2,803.7	2,828.2	1,269.5
Total Noncurrent Liabilities	7,950.0	8,773.1	3,155.2

Shareholders' Equity	7,325.5	7,086.9	5,224.2
Total Liabilities and Shareholders' Equity	$ 16,281.5	$ 16,882.6	$ 9,089.5

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2016	2015	2016	2015
	(Dollars in millions)

Operating Activities
Net income	$ 185.3	$ 160.9	$ 497.7	$ 435.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	55.1	37.9	165.5	114.1
Amortization	52.2	25.2	158.2	75.3
Other noncash adjustments	0.9	(0.4)	(1.5)	(0.6)
Share-based compensation expense	10.5	3.8	26.9	15.9
Gain on divestiture	(25.3)	-	(25.3)	-
Loss on disposal of assets - net	1.2	2.3	3.8	4.3
Defined benefit pension contributions	(0.6)	(1.2)	(2.4)	(4.3)
Changes in assets and liabilities, net of effect
from businesses acquired:
Trade receivables	99.5	75.4	(79.0)	(65.3)
Inventories	84.5	113.9	192.1	(16.5)
Accounts payable and accrued items	95.9	(45.8)	93.3	(129.4)
Proceeds from settlement of interest rate swaps	-	53.5	-	53.5
Income and other taxes	0.4	14.3	66.7	8.2
Other - net	(17.3)	(12.1)	26.8	21.2
Net Cash Provided by Operating Activities	542.3	427.7	1,122.8	511.6

Investing Activities
Business acquired, net of cash acquired	-	(0.2)	7.9	(80.5)
Equity investment in affiliate	(16.0)	-	(16.0)	-
Additions to property, plant, and equipment	(43.4)	(48.4)	(160.8)	(162.1)
Proceeds from divestiture	193.7	-	193.7	-
Proceeds from disposal of property, plant, and equipment	-	0.4	0.2	1.6
Other - net	(7.6)	(10.7)	5.7	(12.0)
Net Cash Provided by (Used for) Investing Activities	126.7	(58.9)	30.7	(253.0)

Financing Activities
Short-term (repayments) borrowings - net	(232.0)	(281.9)	(88.0)	15.6
Repayments of long-term debt	(350.0)	-	(800.0)	(100.0)
Quarterly dividends paid	(80.0)	(65.1)	(236.5)	(189.0)
Purchase of treasury shares	(0.4)	(4.0)	(7.8)	(15.3)
Other - net	0.1	0.9	2.6	10.3
Net Cash Used for Financing Activities	(662.3)	(350.1)	(1,129.7)	(278.4)
Effect of exchange rate changes on cash	(5.2)	(12.3)	(8.9)	(22.0)
Net increase (decrease) in cash and cash equivalents	1.5	6.4	14.9	(41.8)
Cash and cash equivalents at beginning of period	139.0	105.3	125.6	153.5
Cash and Cash Equivalents at End of Period	$ 140.5	$ 111.7	$ 140.5	$ 111.7

The J. M. Smucker Company
Unaudited Supplemental Schedule

	Three Months Ended January 31,				Nine Months Ended January 31,
		% of		% of		% of		% of
	2016	Net Sales	2015	Net Sales	2016	Net Sales	2015	Net Sales
	(Dollars in millions)

Net sales	$1,973.9		$1,440.0		$6,003.6		$4,245.6
Selling, distribution, and
administrative expenses:
Marketing	120.7	6.1%	60.1	4.2%	358.5	6.0%	205.1	4.8%
Selling	73.8	3.7%	51.0	3.5%	244.9	4.1%	153.8	3.6%
Distribution	61.3	3.1%	37.9	2.6%	185.3	3.1%	117.6	2.8%
General and administrative	125.3	6.3%	88.3	6.1%	369.8	6.2%	266.6	6.3%
Total selling, distribution, and
administrative expenses	$ 381.1	19.3%	$ 237.3	16.5%	$1,158.5	19.3%	$ 743.1	17.5%

Amounts may not add due to rounding.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2016	2015	2016	2015
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 575.5	$ 571.8	$ 1,726.6	$ 1,607.5
U.S. Retail Consumer Foods	569.8	600.8	1,796.0	1,847.6
U.S. Retail Pet Foods	570.9	-	1,687.5	-
International and Foodservice	257.7	267.4	793.5	790.5
Total net sales	$ 1,973.9	$ 1,440.0	$ 6,003.6	$ 4,245.6

Segment profit:
U.S. Retail Coffee	$ 175.9	$ 150.5	$ 492.7	$ 439.3
U.S. Retail Consumer Foods	128.0	120.7	370.9	364.4
U.S. Retail Pet Foods	97.2	-	275.4	-
International and Foodservice	43.3	41.7	123.8	109.8
Total segment profit	$ 444.4	$ 312.9	$ 1,262.8	$ 913.5
Interest expense - net	(43.6)	(16.8)	(130.6)	(50.4)
Unallocated derivative gains (losses)	6.7	13.4	2.7	(0.4)
Cost of products sold - special project costs	(3.1)	(0.4)	(9.2)	(1.1)
Other special project costs	(41.4)	(5.9)	(94.9)	(17.3)
Corporate administrative expenses	(88.3)	(64.9)	(262.2)	(193.2)
Other income (expense) - net	0.6	0.1	(0.9)	1.7
Income before income taxes	$ 275.3	$ 238.4	$ 767.7	$ 652.8

Segment profit margin:
U.S. Retail Coffee	30.6%	26.3%	28.5%	27.3%
U.S. Retail Consumer Foods	22.5%	20.1%	20.7%	19.7%
U.S. Retail Pet Foods	17.0%	-	16.3%	-
International and Foodservice	16.8%	15.6%	15.6%	13.9%

Non-GAAP Measures
The Company uses non-GAAP financial measures including: net sales excluding the noncomparable impact of acquisitions, divesture, and foreign currency exchange; non-GAAP gross profit, operating income, income, and income per diluted share; adjusted non-GAAP income and income per diluted share; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP profit measures exclude certain items affecting comparability. These items can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as unallocated gains and losses on commodity and foreign currency exchange derivatives ("unallocated derivative gains and losses"). Adjusted non-GAAP income per diluted share further excludes the noncash impact of amortization. The Company believes this provides investors an additional metric to evaluate performance and the ability to generate cash necessary to achieve its deleveraging objectives. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its full-year outlook. As the amount of unallocated derivative gains and losses varies depending on market conditions and levels of derivative transactions with respect to a particular fiscal year, it is not determinable on a forward-looking basis and no guidance has been provided.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,				Nine Months Ended January 31,
			Increase				Increase
	2016	2015	(Decrease)%		2016	2015	(Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$ 1,973.9	$ 1,440.0	$ 533.9	37%	$ 6,003.6	$ 4,245.6	$ 1,758.0	41%
Big Heart acquisition	(580.3)	-	(580.3)	(40%)	(1,718.3)	-	(1,718.3)	(40%)
Sahale acquisition	-	-	-	-	(12.0)	-	(12.0)	-
Milk divestiture	-	(11.0)	11.0	1%	-	(11.0)	11.0	-
Net sales excluding acquisitions and divestiture	$ 1,393.6	$ 1,429.0	$ (35.4)	(2%)	$ 4,273.3	$ 4,234.6	$ 38.7	1%
Foreign currency exchange	17.5	-	17.5	1%	52.8	-	52.8	1%
Net sales excluding acquisitions, divestiture,
and foreign currency exchange	$ 1,411.1	$ 1,429.0	$ (17.9)	(1%)	$ 4,326.1	$ 4,234.6	$ 91.5	2%

Amounts may not add due to rounding.

Net sales excluding acquisitions and divestiture have been adjusted for the noncomparable impact of the Big Heart and Sahale Snacks, Inc. ("Sahale") acquisitions and the U.S. canned milk divestiture.  Big Heart was acquired after the comparable prior year period, Sahale was acquired on September 2, 2014, and the U.S. canned milk business was divested on December 31, 2015.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2016	2015	2016	2015
	(Dollars in millions, except per share data)

Gross profit reconciliation:
Gross profit	$ 763.8	$ 522.9	$ 2,279.8	$ 1,538.1
Unallocated derivative (gains) losses	(6.7)	(13.4)	(2.7)	0.4
Cost of products sold - special project costs	3.1	0.4	9.2	1.1
Non-GAAP gross profit	$ 760.2	$ 509.9	$ 2,286.3	$ 1,539.6
% of net sales	38.5%	35.4%	38.1%	36.3%

Operating income reconciliation:
Operating income	$ 318.3	$ 255.1	$ 899.2	$ 701.5
Unallocated derivative (gains) losses	(6.7)	(13.4)	(2.7)	0.4
Cost of products sold - special project costs	3.1	0.4	9.2	1.1
Other special project costs	41.4	5.9	94.9	17.3
Non-GAAP operating income	$ 356.1	$ 248.0	$ 1,000.6	$ 720.3
% of net sales	18.0%	17.2%	16.7%	17.0%

Net income reconciliation:
Net income	$ 185.3	$ 160.9	$ 497.7	$ 435.2
Income tax expense	90.0	77.5	270.0	217.6
Unallocated derivative (gains) losses	(6.7)	(13.4)	(2.7)	0.4
Cost of products sold - special project costs	3.1	0.4	9.2	1.1
Other special project costs	41.4	5.9	94.9	17.3
Non-GAAP income before income taxes	$ 313.1	$ 231.3	$ 869.1	$ 671.6
Income tax expense, as adjusted	102.4	75.0	305.6	223.8
Non-GAAP income	$ 210.7	$ 156.3	$ 563.5	$ 447.8

Non-GAAP income before income taxes	$ 313.1	$ 231.3	$ 869.1	$ 671.6
Amortization	52.2	25.2	158.2	75.3
Adjusted non-GAAP income before income taxes	$ 365.3	$ 256.5	$ 1,027.3	$ 746.9
Income tax expense, as adjusted	119.3	83.2	361.3	249.0
Adjusted non-GAAP income	$ 246.0	$ 173.3	$ 666.0	$ 497.9

Weighted-average common shares outstanding	119,167,720	101,190,896	119,138,552	101,114,223
Weighted-average participating shares outstanding	514,642	609,929	519,586	682,668
Total weighted-average shares outstanding	119,682,362	101,800,825	119,658,138	101,796,891
Dilutive effect of stock options	52,585	675	25,355	4,132
Total weighted-average shares outstanding - assuming dilution	119,734,947	101,801,500	119,683,493	101,801,023

Non-GAAP income per common share - assuming dilution	$ 1.76	$ 1.54	$ 4.71	$ 4.40
Adjusted non-GAAP income per common share - assuming dilution	$ 2.05	$ 1.70	$ 5.56	$ 4.89

	The J. M. Smucker Company
	Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2016	2015	2016	2015
	(Dollars in millions)

EBITDA reconciliation:
Net income	$ 185.3	$ 160.9	$ 497.7	$ 435.2
Income tax expense	90.0	77.5	270.0	217.6
Interest expense - net	43.6	16.8	130.6	50.4
Depreciation	55.1	37.9	165.5	114.1
Amortization	52.2	25.2	158.2	75.3
Earnings before interest, taxes, depreciation, and amortization	$ 426.2	$ 318.3	$ 1,222.0	$ 892.6
% of net sales	21.6%	22.1%	20.4%	21.0%

Free cash flow reconciliation:
Net cash provided by operating activities	$ 542.3	$ 427.7	$ 1,122.8	$ 511.6
Additions to property, plant, and equipment	(43.4)	(48.4)	(160.8)	(162.1)
Free cash flow	$ 498.9	$ 379.3	$ 962.0	$ 349.5

The following tables provide a reconciliation of the Company's 2016 guidance for estimated non-GAAP income per diluted share, adjusted non-GAAP income per diluted share, and free cash flow.

	Year Ending April 30, 2016
	Low	High

Net income per common share - assuming dilution reconciliation:
Net income per common share - assuming dilution	$ 5.25	$ 5.35
Special project costs	0.59	0.59
Non-GAAP income	$ 5.84	$ 5.94
Amortization	1.15	1.15
Adjusted non-GAAP income	$ 6.99	$ 7.09

	Year Ending April 30, 2016
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$ 1,215
Additions to property, plant, and equipment	(240)
Free cash flow	$ 975

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CONTACT: The J. M. Smucker Company: (330) 682-3000, or Investors: Aaron Broholm, Director, Investor Relations, Media: Maribeth Burns, Vice President, Corporate Communications